LANDRY’S RESTAURANTS, INC. SIGNS MERGER AGREEMENT TO BE ACQUIRED BY TILMAN J. FERTITTA

HOUSTON, JUNE 16, 2008 — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), today announced that it has entered into a definitive agreement with Fertitta Holdings, Inc. (“Fertitta” a newly formed holding company for Landry’s Restaurants, Inc.) pursuant to which Fertitta has agreed to acquire all of the Company’s outstanding common stock for $21.00 per share in cash.  Fertitta is a newly formed entity wholly owned by the Company’s Chairman, President, CEO and original founder, Tilman J. Fertitta. Mr. Fertitta beneficially owns approximately 39% of the Company’s outstanding shares of common stock. The stock price represents a premium of approximately 37% over the closing share price of the Company’s common stock on April 3, 2008, the last trading day before disclosure of the revised offer made by Mr. Fertitta to acquire the Company.  The total value of the transaction is approximately $1.3 billion, which includes approximately $885.0 million of debt.

The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), has approved the merger agreement, including the fully financed commitments consisting of Mr. Fertitta’s equity contribution and the debt financing commitments of the lenders discussed below presented by Mr. Fertitta, and has recommended that the Company’s stockholders vote in favor of the merger agreement.

Mr. Fertitta has received debt financing commitments from Jefferies Funding, LLC, Jefferies & Company, Inc., Jefferies Finance, LLC and Wells Fargo Foothill, LLC to fund the acquisition.

Under the merger agreement, there is a “go — shop” provision whereby the Special Committee, with the assistance of its independent advisors, will actively solicit superior acquisition proposals from third parties for approximately 45 days following the signing of the merger agreement. The Company does not intend to disclose developments with respect to this solicitation process unless and until the Special Committee has made a decision with respect to the alternative proposals, if any, it receives. No assurances can be given that the solicitation of superior proposals will result in an alternative transaction.

The transaction is expected to be completed in approximately four months, subject to regulatory approvals and other customary closing conditions and performance criteria, including no material adverse effect on the Company’s results or operations prior to closing.  The transaction is subject to the approval of the merger agreement by a majority of the outstanding shares of the Company’s common stock.

The Company, in accordance with the terms of the merger agreement, will stop payment of its regular quarterly dividend of $0.05 per share while the transaction is pending.

King & Spalding, LLP provided legal advice to the Special Committee.  Cowen and Company served as financial advisor to the Special Committee and rendered a fairness opinion in connection with the proposed transaction. North Point Advisors, LLC served as financial advisor to the Company. Haynes and Boone, LLP served as the Company’s legal advisors.

Olshan Grundman Frome Rosenweig & Wolosky LLP is serving as Fertitta’s legal advisors.  Jefferies & Company, Inc. is serving as financial advisor to Mr. Fertitta.

About the Transaction

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company from the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Landry’s Restaurants, Inc., Investor Relations, 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 386-7000 or on the Company’s website at http://www.LandrysRestaurants.com.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, future economic performance, or whether the merger agreement will in fact be consummated are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Holdings, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010
Rick H. Liem Executive Vice President and CFO (713) 850-1010